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                                                                     EXHIBIT 4.1


                       FIRST AMENDMENT TO CREDIT AGREEMENT


         THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 19, 2002 (this "Amendment"), is between PERCEPTRON, INC., a Michigan corporation (the "Borrower") and BANK ONE, MICHIGAN, a Michigan banking corporation (the "Bank").


                                    RECITALS

         A. The Borrower and the Bank are parties to a Credit Agreement, dated as of September 24, 2001 (as now and hereafter amended, the "Credit Agreement").

         B. The Borrower desires to amend the Credit Agreement and the Bank is willing to do so strictly in accordance with the terms hereof.


                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.
                                   AMENDMENTS

         Upon fulfillment of the conditions set forth in Article 3 hereof, the Credit Agreement shall be amended as follows:

         1.1 The definition of "Facility A Commitment" in Article 1 shall be amended by deleting the references therein to "$17,000,000" and inserting "$12,000,000" in place thereof.


                                   ARTICLE 2.
                                 REPRESENTATIONS

         The Borrower represents and warrants to the Bank that:

         2.1 The execution, delivery and performance of this Amendment is within its powers, has been duly authorized and is not in contravention with any law, of the terms of its Articles of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

         2.2 This Amendment is the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof.

         2.3 After giving effect to the amendments herein contained, the representations and warranties contained in Article 5 of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.


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         2.4 No Default or Unmatured Default exists or has occurred and is continuing on the date hereof other than such defaults which have been waived by the Bank through December 31, 2001.


                                   ARTICLE 3.
                           CONDITIONS OF EFFECTIVENESS

         This Amendment shall not become effective until each of the following has been satisfied:

         3.1 This Amendment shall be signed by the Borrower and the Bank.

         3.2 The Borrower shall have received payment of the preliminary purchase price from the Sale (as defined in Section 4.1 below).


                                   ARTICLE 4.
                                  MISCELLANEOUS

         4.1 Borrower has informed the Bank that it intends to sell substantially all of the assets related to its Forest Products Business Unit (the "Sale") pursuant to the terms of an Asset Purchase Agreement dated March 13, 2002 among the Borrower, certain subsidiaries and U.S. Natural Resources, Inc. (the "Buyer") (the "Asset Purchase Agreement"). The Bank hereby waives any Default which may be caused by the Sale under Section 6.16 of the Credit Agreement, provided that the Borrower covenants and agrees to prepay Facility A in an amount equal to the preliminary purchase price received from the Buyer pursuant to Section 3.4 of the Asset Purchase Agreement, net of transaction expenses, which payment shall be made on the date the Borrower receives such payment from the Buyer. In addition, the Borrower shall immediately deliver to the Bank any promissory note, duly endorsed in blank, which may be received by the Borrower from the Buyer pursuant to Section 3.5.1 of the Asset Purchase Agreement.

         4.2 References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

         4.3 The Borrower agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

         4.4 The Borrower acknowledges and agrees that the Bank has fully performed all of their obligations under all documents executed in connection with the Credit Agreement and all actions taken by the Bank are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The Borrower represents and warrants that it is not aware of any claims or causes of action against the Bank, any participant lender or any of their successors or assigns.

         4.5 Except as expressly amended hereby, the Borrower agrees that the Credit Agreement, the Notes, the Security Documents and all other documents and agreements executed by the Borrower in connection with the Credit Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

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         4.6 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of March 19, 2002.



                                    PERCEPTRON, INC.


                                      By:    /S/ John J. Garber
                                             --------------------------

                                      Its: Vice President
                                           ----------------------------



                                      By:   /S/ Sylvia M. Smith
                                            ---------------------------

                                      Its: Controller
                                           ----------------------------


                                    BANK ONE, MICHIGAN



                                      By:   /S/ Donna M. Boris
                                            ---------------------------

                                      Its:  Vice President
                                            ---------------------------





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